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Press Release
For immediate release

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Invesco Elects Ben F. Johnson III to Board of Directors;

Jerome P. Kenney to Resign from Board of Directors

Media Relations Contact: Bill Hensel, 404-479-2886

Atlanta – December 11, 2008 – Invesco today announced that Ben F. Johnson III has been elected to its Board of Directors. Mr. Johnson is currently a partner at Alston & Bird LLP and served as the firm's managing partner from 1997 until earlier this year. Mr. Johnson will join the board immediately following his retirement from Alston & Bird, expected to occur on December 31, 2008.

“Ben Johnson brings proven leadership, deep legal knowledge and broad business experience to Invesco’s Board,” said Martin L. Flanagan, president and chief executive officer of Invesco. “Ben is a highly respected leader in the Atlanta community and we look forward to benefiting from his judgment and expertise as he joins our Board.”

Additionally, Jerome P. Kenney has resigned his position as a director, effective December 10, 2008. Mr. Kenney joined the company’s Board in January 2008 upon his retirement from Merrill Lynch & Co. Recently, at the request of Merrill Lynch, Mr. Kenney became an adviser to BlackRock, its 49.9% owned affiliate and a competitor to Invesco. Mr. Kenney and Invesco mutually agreed it would be best for Mr. Kenney to resign his Invesco Board seat due to potential conflicts of interest that may arise from his maintaining both roles.

With the addition of Mr. Johnson and the departure of Mr. Kenney, the Board will remain at nine members, seven of whom are independent. Mr. Johnson will join the Audit, Compensation and the Nomination and Corporate Governance Committees.

Ben F. Johnson III was named a partner at Alston & Bird in 1976 having joined the firm in 1971. He received his B.A. degree from Emory University and his J.D. degree from Harvard Law School. He serves as Chair of the Board of Trustees of Emory University, Atlanta’s Woodward Academy and the Atlanta Symphony Orchestra and serves as a board member of Atlanta’s Midtown Alliance and the Metro Atlanta YMCA and as a Trustee of The Carter Center and the Charles Loridans Foundation.

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                                                                                                             Invesco Ltd.

                                                                                                             Two Peachtree Pointe

                                                                                                             1555 Peachtree Street, N.E.

                                                                                                             Atlanta, GA 30309

                                                                                                             Telephone: 404 479 1095

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, including AIM, Atlantic Trust, Invesco, Perpetual, PowerShares, Trimark, and WL Ross, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high-net-worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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